Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2015 RESULTS

Purchase, New York, October 28, 2015 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter ended September 30, 2015.

Highlights:

•	TAL reported Adjusted pre-tax income per fully diluted common share of $1.10 for the third quarter of 2015, a decrease of 25.2% from the third quarter of 2014.

•	TAL reported leasing revenues of $154.4 million for the third quarter of 2015, an increase of 2.6% from the third quarter of 2014.

•
TAL continues to achieve solid operational performance. Utilization averaged 95.8% for the third quarter of 2015, and through October 28, 2015, TAL has invested approximately $510 million in new and sale-leaseback containers for delivery in 2015.

•	TAL announced a quarterly dividend of $0.45 per share, a 37.5% reduction from the prior quarter. The dividend is payable on December 23, 2015 to shareholders of record as of December 2, 2015.

•	TAL announced a share repurchase plan of up to $150 million.

Financial Results

The following table depicts TAL’s selected key financial information for the three and nine months ended September 30, 2015 and 2014 (dollars in millions, except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Adjusted pre-tax income(1)	$36.4	$49.6	(26.6%)	$117.8	$146.0	(19.3%)
Adjusted pre-tax income(1) per share	$1.10	$1.47	(25.2%)	$3.57	$4.32	(17.4%)
Leasing revenues	$154.4	$150.5	2.6%	$454.2	$440.0	3.2%
Adjusted EBITDA(1)	$139.3	$145.7	(4.4%)	$419.2	$428.7	(2.2%)
Adjusted net income(1)	$23.5	$32.4	(27.5%)	$76.2	$95.6	(20.3%)
Adjusted net income(1) per share	$0.71	$0.96	(26.0%)	$2.31	$2.83	(18.4%)
Net income	$22.5	$32.6	(31.0%)	$74.9	$92.0	(18.6%)
Net income per share	$0.68	$0.97	(29.9%)	$2.27	$2.72	(16.5%)
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Operating Performance

“TAL achieved solid results in the third quarter of 2015, though we continued to face a challenging market environment,” commented Brian M. Sondey, President and CEO of TAL International. “We generated $36.4 million of Adjusted pre-tax income, representing $1.10 of Adjusted pre-tax income per share. Included in these results is a $1.3 million one-time charge to interest expense associated with the cancellation of a capital lease obligation. We grew our leasing revenues 2.6% from the third quarter of 2014, and we continued to generate an attractive level of returns. In the third quarter of 2015, our annualized Adjusted pre-tax return on tangible equity(1) was 13.8%.”

“Market conditions in 2015 have been challenging. TAL has been experiencing lease pricing pressure and decreasing disposal gains for several years due to falling steel and new container prices, widely available low-cost financing and aggressive competition. In 2015, lease pricing pressure has accelerated due to a 40% drop in steel prices, and we are also facing unusually low demand this year. Trade growth in 2015 has been disappointing, particularly on the critical Asia to Europe trade lane, and the traditional summer peak demand season for dry containers failed to materialize. This lack of demand has led to reduced pick-up volumes, increased drop-off volumes and a decrease in utilization and investment opportunities. Lower new container prices and reduced leasing demand has also led to an increase in disposal volumes and lower sale prices for used containers.”

“While down slightly, our utilization remains at a high level and continues to drive our solid profitability. Our utilization averaged 95.8% in the third quarter of 2015, and finished the quarter at 94.7%. Our utilization currently stands at 94.0%. The resiliency of our utilization reflects the underlying strength of our lease portfolio. As of September 30, 2015, 73.7% of our containers on-hire were covered by long-term or finance leases, and these leases have an average remaining duration of 42 months assuming no leases are renewed. Our lease portfolio is also protected by our lease structuring discipline, especially in ensuring the vast majority of our containers on lease must be returned to strong export locations.”

“We have purchased approximately $510 million of new and sale-leaseback containers for delivery this year. Most of this investment was placed early in the year and is supported by customer lease commitments. This solid level of investment in a challenging year reflects TAL’s strong supply capability and close customer relationships. However, we expect further investments this year to be limited.”

Outlook

“We currently expect the difficult market conditions will continue through the end of the year, and we expect our utilization and other key operating metrics will continue to deteriorate. As a result, we expect our Adjusted pretax income will decrease from the third quarter to the fourth quarter of 2015.”

“Looking into next year, we are hopeful that the supply / demand balance for containers will improve and offset some of the impacts of ongoing lease rate pressure. New container production has been limited in the second half of 2015, and leasing companies and shipping lines are generally accelerating their disposals of older containers. We expect our utilization will rebound next year if trade growth meets expectations. On the other hand, lease pricing pressure will continue as long as steel and new container prices remain low. Overall, we expect our Adjusted pre-tax income will decrease from 2015 to 2016.”

Dividend

TAL’s Board of Directors has approved and declared a $0.45 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 23, 2015 to shareholders of record at the close of business on December 2, 2015. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Mr. Sondey commented, “TAL has decided to reduce our dividend to $0.45 per share this quarter, or to $1.80 per share on an annual basis. This represents a reduction of 37.5% from our previous dividend level. We believe the new dividend level is better aligned to the difficult current conditions in our market, and we are confident that our revised dividend level will be sustainable beyond our long-term forecasting horizon.”

Share Repurchase Plan

TAL’s Board of Directors authorized a share repurchase plan of up to $150 million. Repurchases will be made from time to time at TAL's discretion. No time limit was set for the completion of the repurchase program. This repurchase program replaces all prior plans.

Mr. Sondey concluded, “We believe our shares today represent a compelling investment opportunity. Despite the challenges we face, we continue to generate a high level of equity cash flow which appears to be under-estimated by investors. Given our current low trading multiples, the share repurchase program will be significantly accretive to earnings per share if we are successful in accumulating a meaningful number of shares.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, October 29, 2015 to discuss its third quarter results. An archive of the Webcast will be available one hour after the live call through Friday, December 11, 2015. To access the live Webcast or archive, please visit the Company’s website at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,493,000 containers and related equipment representing approximately 2,450,000 twenty-foot equivalent units (TEUs). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

John Burns
Senior Vice President and Chief Financial Officer
Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are outlined in the attached schedules.

Please see below for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $1,178,845 and $1,055,864	$3,856,833	$3,674,031
Net investment in finance leases, net of allowances of $844 and $1,056	202,078	219,872
Equipment held for sale	67,480	59,861
Revenue earning assets	4,126,391	3,953,764
Unrestricted cash and cash equivalents	66,817	79,132
Restricted cash	31,185	35,649
Accounts receivable, net of allowances of $1,250 and $978	84,883	85,681
Goodwill	74,523	74,523
Deferred financing costs	27,015	32,937
Other assets	12,967	11,400
Fair value of derivative instruments	86	1,898
Total assets	$4,423,867	$4,274,984
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$12,572	$88,336
Fair value of derivative instruments	34,019	10,394
Accounts payable and other accrued expenses	54,428	57,877
Net deferred income tax liability	443,962	411,007
Debt	3,222,149	3,040,842
Total liabilities	3,767,130	3,608,456
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,167,134 and 37,006,283 shares issued respectively	37	37
Treasury stock, at cost, 3,911,843 and 3,829,928 shares	(75,310)	(71,917)
Additional paid-in capital	509,960	504,891
Accumulated earnings	249,874	246,766
Accumulated other comprehensive (loss)	(27,824)	(13,249)
Total stockholders' equity	656,737	666,528
Total liabilities and stockholders' equity	$4,423,867	$4,274,984

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Leasing revenues:
Operating leases	$150,471	$145,613	$441,608	$424,432
Finance leases	3,807	4,441	11,718	14,118
Other revenues	148	470	913	1,464
Total leasing revenues	154,426	150,524	454,239	440,014

Equipment trading revenues	15,360	13,745	48,683	45,026
Equipment trading expenses	(14,169)	(12,032)	(44,557)	(39,450)
Trading margin	1,191	1,713	4,126	5,576

Net (loss) gain on sale of leasing equipment	(2,854)	870	(4,963)	6,427

Operating expenses:
Depreciation and amortization	61,711	57,198	180,116	165,238
Direct operating expenses	13,002	8,287	31,835	25,236
Administrative expenses	10,962	11,317	34,311	34,277
Provision for doubtful accounts	256	22	68	58
Total operating expenses	85,931	76,824	246,330	224,809
Operating income	66,832	76,283	207,072	227,208
Other expenses:
Interest and debt expense	30,477	26,695	89,322	81,202
Write-off of deferred financing costs	895	173	895	5,072
Net loss (gain) on interest rate swaps	662	(545)	1,014	410
Total other expenses	32,034	26,323	91,231	86,684
Income before income taxes	34,798	49,960	115,841	140,524
Income tax expense	12,287	17,343	40,903	48,534
Net income	$22,511	$32,617	$74,938	$91,990
Net income per common share—Basic	$0.69	$0.97	$2.28	$2.74
Net income per common share—Diluted	$0.68	$0.97	$2.27	$2.72
Cash dividends paid per common share	$0.72	$0.72	$2.16	$2.16
Weighted average number of common shares outstanding—Basic	32,860	33,594	32,860	33,607
Dilutive stock options and restricted stock	94	201	129	168
Weighted average number of common shares outstanding—Diluted	32,954	33,795	32,989	33,775

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$74,938	$91,990
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	180,116	165,238
Amortization of deferred financing costs	5,788	5,799
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	2,001	1,751
Amortization of lease premiums	2,250	—
Net loss (gain) on sale of leasing equipment	4,963	(6,427)
Net loss on interest rate swaps	1,014	410
Write-off of deferred financing costs	895	5,072
Deferred income taxes	40,903	48,533
Stock compensation charge	5,031	4,700
Changes in operating assets and liabilities:
Net equipment purchased for resale activity	(7,000)	(6,335)
Net realized gain (loss) on interest rate swaps terminated prior to their contractual maturities	—	7,408
Other changes in operating assets and liabilities	1,327	(16,485)
Net cash provided by operating activities	312,226	301,654
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(561,687)	(547,555)
Proceeds from sale of equipment, net of selling costs	95,556	117,351
Cash collections on finance lease receivables, net of income earned	32,051	36,269
Other	(35)	(108)
Net cash (used in) investing activities	(434,115)	(394,043)
Cash flows from financing activities:
Purchases of treasury stock	(4,446)	(7,690)
Stock options exercised and stock related activity	38	(234)
Financing fees paid under debt facilities	(761)	(9,074)
Borrowings under debt facilities	555,000	1,225,935
Payments under debt facilities and capital lease obligations	(373,750)	(1,039,021)
Decrease (increase) in restricted cash	4,464	(352)
Common stock dividends paid	(70,971)	(72,617)
Net cash provided by financing activities	109,574	96,947
Net (decrease) increase in unrestricted cash and cash equivalents	$(12,315)	$4,558
Unrestricted cash and cash equivalents, beginning of period	79,132	68,875
Unrestricted cash and cash equivalents, end of period	$66,817	$73,433
Supplemental non-cash investing activities:
Equipment purchases payable	$12,572	$68,228

The following table sets forth TAL’s equipment fleet utilization(2) as of and for the quarter ended September 30, 2015:

Average and Ending Utilization for the Quarter Ended September 30, 2015
Average Utilization	Ending Utilization
95.8%	94.7%

(2) Utilization is computed by dividing TAL’s total units on lease (in cost equivalent units, or "CEUs") by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of September 30, 2015 (in units, TEUs and CEUs):

	September 30, 2015
	Equipment Fleet in Units	Equipment Fleet in TEUs
Dry	1,313,912	2,131,165
Refrigerated	66,898	127,142
Special	56,179	102,677
Tank	11,249	11,249
Chassis	21,231	38,236
Equipment leasing fleet	1,469,469	2,410,469
Equipment trading fleet	23,554	39,296
Total	1,493,023	2,449,765

	September 30, 2015
	Equipment Fleet in CEUs
Operating leases	2,702,373
Finance leases	208,038
Equipment trading fleet	105,284
Total	3,015,695

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income", "Adjusted net income", and "Adjusted pre-tax return on tangible equity" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization, and the write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

Adjusted pre-tax return on tangible equity is defined as the current quarter's Annualized adjusted pre-tax income divided by the average adjusted tangible equity. Adjusted tangible equity is defined as total stockholders' equity plus net deferred income tax liability and the net fair value of derivative instruments less goodwill.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company’s operating performance and ability to service debt and fund investments without regard to debt or capital structure, income tax rates and depreciation policy estimates, which can vary substantially from company to company;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance and as indicators of cash flows available to service debt and fund investments, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2015 and 2014. We have provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and nine months ended September 30, 2015 and 2014.

We have also provided reconciliations of Operating cash flows to Adjusted EBITDA and Adjusted pre-tax return on tangible equity in the tables below for the current quarter.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$22,511	$32,617	$74,938	$91,990
Add:
Depreciation and amortization	61,711	57,198	180,116	165,238
Interest and debt expense	30,477	26,695	89,322	81,202
Write-off of deferred financing costs	895	173	895	5,072
Income tax expense	12,287	17,343	40,903	48,534
EBITDA	127,881	134,026	386,174	392,036
Add:
Net loss (gain) on interest rate swaps	662	(545)	1,014	410
Principal payments on finance lease	10,762	12,169	32,051	36,269
Adjusted EBITDA	$139,305	$145,650	$419,239	$428,715

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income before income taxes	$34,798	$49,960	$115,841	$140,524
Add:
Write-off of deferred financing costs	895	173	895	5,072
Net loss (gain) on interest rate swaps	662	(545)	1,014	410
Adjusted pre-tax income	$36,355	$49,588	$117,750	$146,006
Adjusted pre-tax income per fully diluted common share	$1.10	$1.47	$3.57	$4.32
Weighted average number of common shares outstanding—Diluted	32,954	33,795	32,989	33,775

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$22,511	$32,617	$74,938	$91,990
Add:
Write-off of deferred financing costs, net of tax(a)	579	107	579	3,320
Net loss (gain) on interest rate swaps, net of tax(a)	428	(356)	656	269
Adjusted net income(a)	$23,518	$32,368	$76,173	$95,579
Adjusted net income per fully diluted common share	$0.71	$0.96	$2.31	$2.83
Weighted average number of common shares outstanding—Diluted	32,954	33,795	32,989	33,775

(a) The differences between Adjusted net income and reported net income in the three and nine months ended September 30, 2015 and 2014 were due to net losses and gains on interest rate swaps and the write-off of deferred financing costs. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Operating Cash Flows to Adjusted EBITDA (Dollars in Thousands)
	Nine Months Ended September 30,
	2015	2014
Net cash provided by operating activities	$312,226	$301,654
Non-cash expenses	(15,070)	(12,249)
(Loss) gain on sale of equipment	(4,963)	6,427
Changes in operating assets & liabilities	5,673	15,412
Interest expense	89,322	81,202
Principal payments on finance leases	32,051	36,269
Adjusted EBITDA	$419,239	$428,715

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Return on Tangible Equity (Dollars in Thousands)
	Balance as of September 30, 2015	Balance as of June 30, 2015
Total stockholders' equity	$656,737	$675,586
Net deferred income tax liability	443,962	441,898
Net fair value of derivative instruments liability	33,933	3,572
Goodwill	(74,523)	(74,523)
Total adjusted tangible equity	$1,060,109	$1,046,533
Average adjusted tangible equity(a)	$1,053,321
Adjusted pre-tax income (for the current three months ended)	$36,355
Annualized adjusted pre-tax income (Adjusted pre-tax income * 4)	$145,420
Adjusted pre-tax return on tangible equity	13.8%

(a) Calculated by taking the average of the current quarter's and the prior quarter's ending total adjusted tangible equity.